Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Nos. 333-63403, 333-79791, 333-40064, 333-40066, 333-101110, 333-118756, 333-146049, 333-161803, 333-166961, 333-173020, 333-174336, 333-189301, 333-198413, 333-207396, 333-211825, and 333-225295) on Form S-8 of Nordstrom, Inc., of our report dated June 28, 2018, with respect to the statements of net assets available for benefits of the Nordstrom 401(k) Plan as of December 31, 2017 and 2016, the related statement of changes in net assets available for benefits for the year ended December 31, 2017, and the related supplementary information as of December 31, 2017, appearing in this Annual Report (Form 11-K) of the Nordstrom 401(k) Plan.

/s/ Moss Adams LLP
Seattle, Washington
June 28, 2018